Exhibit 99

Investor Contact: Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com
Media Contact: Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

MGIC Investment Corporation
Reports Third Quarter 2011 Results

MILWAUKEE (October 21 , 2011) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended September 30, 2011 of $165.2 million, compared with a net loss of $51.5 million for the same quarter a year ago. Diluted loss per share was $0.82 for the quarter ending September 30, 2011, compared to diluted loss per share of $0.26 for the same quarter a year ago. The net loss for the first nine months of 2011 was $350.6 million, compared with a net loss of $177.1 million for the same period last year.

Total revenues for the third quarter were $337.2 million, compared with $382.3 million in the third quarter last year. Net premiums written for the quarter were $255.7 million, compared with $279.0 million for the same period last year. Net premiums written for the first nine months of 2011 were $800.6 million, compared with $830.4 million for the same period last year.

New insurance written in the third quarter was $3.9 billion, compared to $3.5 billion in the third quarter of 2010. In addition, the Home Affordable Refinance Program (HARP) accounted for $645.8 million of insurance that is not included in the new insurance written total for the quarter due to these transactions being treated as a modification of the coverage on existing insurance in force. New insurance written for the first nine months of 2011 was $10.0 billion compared to $8.0 billion in the first nine months of 2010. HARP activity in the first nine months of 2011 totaled $2.1 billion compared to $2.2 billion for the same period last year. Persistency, or the percentage of insurance remaining in force from one year prior, was 83.7 percent at September 30, 2011, compared with 84.4 percent at December 31, 2010, and 85.7 percent at September 30, 2010.

As of September 30, 2011, MGIC’s primary insurance in force was $179.0 billion, compared with $191.3 billion at December 31, 2010, and $196.9 billion at September 30, 2010. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $7.3 billion at September 30, 2011 compared with $8.8 billion at December 31, 2010, and $9.3 billion at September 30, 2010.

At September 30, 2011, the percentage of loans that were delinquent, excluding bulk loans, was 13.49 percent, compared with 14.94 percent at December 31, 2010, and 15.11 percent at September 30, 2010. Including bulk loans, the percentage of loans that were delinquent at September 30, 2011 was 15.85 percent, compared to 17.48 percent at December 31, 2010, and 17.67 percent at September 30, 2010.

Losses incurred in the third quarter were $462.7 million up from $384.6 million reported for the same period last year due to a slight increase in the claim rate on previously received delinquencies and the net increase in new delinquencies. Net underwriting and other expenses were $52.5 million in the third quarter as compared to $57.6 million reported for the same period last year.

Wall Street Bulk transactions, as of September 30, 2011, included approximately 80,800 loans with insurance in force of approximately $12.8 billion and risk in force of approximately $3.8 billion. The $146.5 million premium deficiency reserve as of September 30, 2011 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our present value of expected future paid losses and expenses, net of expected future premium, was $1,039.1 million, offset by already established loss reserves of $892.6 million.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, October 21, 2011, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-837-9787. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through November 21, 2011 under Investor Information.

About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $179.0 billion primary insurance in force covering 1.1 million mortgages as of September 30, 2011. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com under Investor Information, Presentations/Webcasts.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires, and “MGIC” refers to Mortgage Guaranty Insurance Corporation. Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws or regulations of 16 jurisdictions, including Wisconsin, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “Capital Requirements.” While formulations of minimum capital may vary in certain jurisdictions, the most common measure applied allows for a maximum permitted risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk.  Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Our domiciliary state, Wisconsin, does not regulate capital by using a risk-to-capital measure but instead requires us to maintain a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage guaranty insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

At September 30, 2011, MGIC’s risk-to-capital ratio was 22.2 to 1 and its policyholder position exceeded the MPP by $50 million. At September 30, 2011, the risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 24.0 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, additional capital contributions to the reinsurance affiliates could be needed.  These reinsurance arrangements permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements.

The National Association of Insurance Commissioners (“NAIC”) is expected to adopt a new Statement of Statutory Accounting Principles (“SSAP No. 101”) that will change, among other things, the statutory accounting rules for admitting deferred tax assets. These changes were introduced by the NAIC, and approved by various task forces / committees of the NAIC, in the third quarter of 2011. If approved, effective January 1, 2012, as a mortgage insurer approaches the Capital Requirement limits, the benefit allowed for deferred tax assets will be eliminated. Such elimination would negatively impact our statutory capital for purposes of calculating compliance with the Capital Requirements. At September 30, 2011, our statutory deferred tax assets were $133 million. For more information about factors that could negatively impact our compliance with Capital Requirements, which depending on the severity of adverse outcomes could result in material non-compliance with Capital Requirements, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future” and “— We have reported net losses for the last four years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.”

In December 2009, the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) issued an order waiving, until December 31, 2011, its Capital Requirement. MGIC has also applied for waivers in all other jurisdictions that have Capital Requirements. MGIC has received waivers from some of these jurisdictions which expire at various times.  One waiver expired on December 31, 2010 and has not been renewed because the need for a waiver was not considered imminent.  MGIC may reapply for the waiver.  The remaining waivers that MGIC received generally expire December 31, 2011. We expect to seek extensions of all waivers before they are needed, which could be after they expire. Some jurisdictions have denied the original request for a waiver and others may deny future requests, including for extensions. The OCI and insurance departments of other jurisdictions, in their sole discretion, may modify, terminate or extend their waivers. If the OCI or another insurance department modifies or terminates its waiver, or if it fails to renew its waiver after expiration, depending on the circumstances, MGIC could be prevented from writing new business anywhere, in the case of the waiver from the OCI, or in the particular jurisdiction, in the case of the other waivers, if MGIC does not comply with the Capital Requirements unless MGIC obtained additional capital to enable it to comply with the Capital Requirement. New insurance written in the jurisdictions that have a Capital Requirement represented approximately 50% of new insurance written in each of 2010 and the first three quarters of 2011. If we were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirement or obtained a necessary waiver to allow it to once again write new business.

We cannot assure you that the OCI or any other jurisdiction that has granted a waiver of its Capital Requirements will not modify or revoke the waiver, that it will renew the waiver when it expires or that MGIC could obtain the additional capital necessary to comply with the Capital Requirement. Depending on the circumstances, the amount of additional capital we might need could be substantial. See “— Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.”

We have implemented a plan to write new mortgage insurance in MGIC Indemnity Corporation (“MIC”), a direct subsidiary of MGIC, in selected jurisdictions in order to address the likelihood that in the future MGIC will not meet the Capital Requirements discussed above and may not be able to obtain appropriate waivers of these requirements in all jurisdictions in which Capital Requirements are present.  MIC has received the necessary approvals, including from the OCI, to write business in all of the jurisdictions in which MGIC would be prohibited from continuing to write new business in the event of MGIC’s failure to meet Capital Requirements and obtain waivers of those requirements.

In October 2009, we, MGIC and MIC entered into an agreement with Fannie Mae (the “Fannie Mae Agreement”) under which MGIC agreed to contribute $200 million to MIC (which MGIC has done) and Fannie Mae approved MIC as an eligible mortgage insurer through December 31, 2011 subject to the terms of the Fannie Mae Agreement. Under the Fannie Mae Agreement, MIC will be eligible to write mortgage insurance only in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC’s failure to meet Capital Requirements and if MGIC fails to obtain relief from those requirements or a specific waiver of them. The Fannie Mae Agreement, including certain conditions and restrictions imposed on us, MGIC and MIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2009. One such condition is the continued effectiveness of the waiver of Capital Requirements granted by the OCI to MGIC. As noted above, we cannot assure you that the OCI will not modify or revoke its waiver, or that it will renew the waiver when it expires.

On February 11, 2010, Freddie Mac notified MGIC that it may utilize MIC to write new business in jurisdictions in which MGIC does not meet Capital Requirements to write new business and does not obtain appropriate waivers of those requirements. This conditional approval to use MIC as a “Limited Insurer” (the “Freddie Mac Notification”) will expire December 31, 2012. This conditional approval includes terms substantially similar to those in the Fannie Mae Agreement and is summarized more fully in our Form 8-K filed with the SEC on February 16, 2010.

Under the Fannie Mae Agreement, Fannie Mae approved MIC as an eligible mortgage insurer only through December 31, 2011.   We have initiated discussions with Fannie Mae regarding an extension of the Fannie Mae Agreement. Freddie Mac has approved MIC as a “Limited Insurer” only through December 31, 2012. Unless Fannie Mae and Freddie Mac extend or modify the terms of their approvals of MIC, whether MIC will continue as an eligible mortgage insurer after these dates will be determined by the applicable GSE’s mortgage insurer eligibility requirements then in effect. For more information, see “— MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.” Further, under the Fannie Mae Agreement and the Freddie Mac Notification, MGIC cannot capitalize MIC with more than the $200 million contribution already made without prior approval from each GSE, which, in future years, may limit the amount of business MIC would otherwise write assuming the Fannie Mae Agreement is extended and we meet the terms of the Freddie Mac Notification. Depending on the level of losses that MGIC experiences in the future, however, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific Capital Requirements applicable to mortgage insurers, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not an eligible mortgage insurer.

One of our competitors, Republic Mortgage Insurance Company (“RMIC”), ceased writing new insurance commitments after the waiver of Capital Requirements that it received from its domiciliary state expired on August 31, 2011. RMIC had not received approval from its domiciliary state or the GSEs to write new business in a separately capitalized affiliate (“RMIC-NC”) that we understand is a sister entity, and not a subsidiary, of RMIC. In October 2011, both RMIC and RMIC-NC went into run-off. Another competitor, PMI Mortgage Insurance Co. (“PMI”) and the subsidiary it established to write new business if PMI was no longer able to do so (“PMAC”), ceased issuing new mortgage insurance commitments effective August 19, 2011 when PMI was placed under the supervision of the insurance department of its domiciliary state. Both Fannie Mae and Freddie Mac suspended RMIC, RMIC-NC, PMI and PMAC as approved mortgage insurers. We are uncertain how such events, including the actions taken by the GSEs, will impact the status of MGIC’s waivers and approvals to utilize MGIC’s direct subsidiary, MIC. Because it is wholly owned by MGIC, the operating results from business written by MIC would positively (in the case of profitable business) or negatively (in the case of unprofitable business) impact MGIC.

A failure to meet the Capital Requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force, even in scenarios in which it fails to meet Capital Requirements, we cannot assure you that the events that led to MGIC failing to meet Capital Requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC’s claims paying resources and claim obligations are based on various assumptions. These assumptions include our anticipated rescission activity, future housing values and future unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about housing values and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings related to rescissions that we make, including those with Countrywide (for more information about the Countrywide legal proceedings, see “—We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future”).

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. In March 2011, federal regulators issued the proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM contains many underwriting requirements, including a maximum loan-to-value ratio (“LTV”) of 80% on a home purchase transaction, a prohibition on seller contributions toward a borrower’s down payment or closing costs, and certain limits on a borrower’s debt-to-income ratio. The LTV is to be calculated without including mortgage insurance. The following table shows the percentage of our new risk written by LTV for the first three quarters of 2011 and for the year ended December 31, 2010.

	Percentage of new risk written
	YTD	Full Year
	09/30/11	2010
LTV:
80% and under	0%	0%
80.1% - 85%	6%	7%
85.1% - 90%	42%	48%
90.1% - 95%	50%	44%
95.1% - 97%	2%	1%
> 97%	0%	0%

The regulators requested public comments regarding an alternative QRM definition, the underwriting requirements of which would allow loans with 90% LTVs, higher debt-to-income ratios than allowed under the proposed QRM definition, and that may consider mortgage insurance in determining whether the LTV requirement is met. We estimate that approximately 21% of our new risk written in 2011 was on loans that would have met the alternative QRM definition.

The regulators also requested that the public comments include information that may be used to assess whether mortgage insurance reduces the risk of default. We submitted a comment letter, including studies to the effect that mortgage insurance reduces the risk of default.

The public comment period for the proposed rule expired on August 1, 2011. At this time we do not know when a final rule will be issued. Under the proposed rule, because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship will not be required to retain risk associated with those loans.

Depending on, among other things, (a) the final definition of QRM and its requirements for LTV, seller contribution and debt-to-income ratio, (b) to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and (c) whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected. See also “— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.”

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers.  However, the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), may allow us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, what impact these premium changes will have on new insurance written in the future due to, among other factors, potential increases in guarantee fees charged by the GSEs and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs, and

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see “—Our losses could increase if rescission rates decrease faster than we are projecting or we do not prevail in proceedings challenging whether our rescissions were proper.”

In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released on February 11, 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. Members of the House of Representatives and the Senate have since introduced several bills intended to scale back the GSEs. The bills include proposals to abolish the GSEs’ affordable housing goals, reduce the conforming loan limits (below the “permanent” loan limits in effect after the September 30, 2011 expiration of the temporary high cost area loan limits), increase guarantee fees and set annual limits on the size of each GSE’s retained portfolio. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business.  In addition, the timing of the impact on our business is uncertain.  Any changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2011, nearly all of our volume has been on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to GSEs in the future choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects. Pricing changes that we implemented in 2010 may eliminate a lender’s incentive to use GSE charter coverage in place of standard coverage.

MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility, including a financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements of Fannie Mae and Freddie Mac (its financial strength rating from Moody’s is Ba3, with a positive outlook and from Standard & Poor’s is B+, with a negative outlook), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements and may make changes to them in the near future that may make them more stringent than the current requirements.  The GSEs may include the eligibility requirements, as finally adopted, as part of our current remediation plan.  If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last four years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

For the years ended December 31, 2010, 2009, 2008 and 2007, we had a net loss of $0.4 billion, $1.3 billion, $0.5 billion and $1.7 billion, respectively. For the first three quarters of 2011, we reported a net loss of $350.6 million. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our existing business, including the resolution of ongoing legal proceedings related to rescissions and the disagreement with Freddie Mac regarding the interpretation of a pool policy (see “—We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future”), and to a lesser extent on the amount and profitability of our new business. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Among the assumptions underlying our forecasts are that loan modification programs will only modestly mitigate losses; the cure rate steadily improves but does not return to historic norms until after the first half of 2013; there is no change to our current rescission practices and any foreclosure moratoriums will have no significant effect on earnings. In this regard, see “— It is uncertain what effect foreclosure moratoriums and issues arising from the investigation of servicers’ foreclosure procedures will have on us” and “—Our losses could increase if rescission rates decrease faster than we are projecting or we do not prevail in proceedings challenging whether our rescissions were proper.” The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

Our losses could increase if rescission rates decrease faster than we are projecting or we do not prevail in proceedings challenging whether our rescissions were proper.

Historically, rescissions of policies for which claims have been submitted to us were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of policies have materially mitigated our paid losses. In each of 2009 and 2010, rescissions mitigated our paid losses by approximately $1.2 billion and in the first three quarters of 2011, rescissions mitigated our paid losses by approximately $0.5 billion (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, 18% to 21% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009. While we have a substantial pipeline of claims investigations that we expect will eventually result in future rescissions, we expect that the percentage of claims that will be resolved through rescissions will continue to decline.

In addition, our loss reserving methodology incorporates the effects we expect rescission activity to have on the losses we will pay on our delinquent inventory. A variance between ultimate actual rescission rates and these estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See “—Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. For the first three quarters of 2011, we estimate that rescissions had no significant impact on our losses incurred.  All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. At September 30, 2011, we had 180,894 loans in our primary delinquency inventory; the resolution of a significant portion of these loans will not involve paid claims.

If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For nearly all of our rescissions that are not subject to a settlement agreement, the period in which a dispute may be brought has not ended. We consider a rescission resolved for reporting purposes even though legal proceedings have been initiated and are ongoing.  Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.  Under Accounting Standards Codification (“ASC”) 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.  Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings, including those with Countrywide. For more information about these legal proceedings , see “—We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.”

In 2010, we entered into a settlement agreement with a lender-customer regarding our rescission practices and we may, subject to GSE approval, enter into additional settlement agreements with other lenders in the future.  In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, in April 2011, Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. We continue to discuss with other lenders their objections to material rescissions and have reached settlement terms with several of our significant lender customers. Any definitive agreement with these customers would be subject to GSE approval. There can be no assurances that the GSEs will approve any settlement agreements and we are not aware that they have approved any settlement agreements after April 2011.

In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount.  Although it is reasonably possible that, when these discussions or proceedings are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC settled class action litigation against it under RESPA in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. On November 29, 2010, six mortgage insurers (including MGIC) and a large mortgage lender (which was the named plaintiffs’ lender) were named as defendants in a complaint, alleged to be a class action, filed in Federal District Court for the District of Columbia.  The complaint alleged various causes of action related to the captive mortgage reinsurance arrangements of this mortgage lender, including that the defendants violated RESPA by paying the lender’s captive reinsurer excessive premiums in relation to the risk assumed by that captive. In March 2011, the complaint was voluntarily dismissed by the plaintiffs as to MGIC and all of the other mortgage insurers. There can be no assurance that we will not be subject to future litigation under RESPA (or FCRA) or that the outcome of any such litigation would not have a material adverse effect on us.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. In addition, the Dodd-Frank Act establishes the Bureau of Consumer Financial Protection to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that affect our business. Such rules and regulations could have a material adverse effect on us.

In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MN Department”), which regulates insurance, we provided the MN Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MN Department, and beginning in March 2008 the MN Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions, including as recently as May 2011. In addition, beginning in June 2008, we have received subpoenas from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the MN Department, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

The anti-referral fee provisions of RESPA provide that HUD as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

In September 2010, a housing discrimination complaint was filed against MGIC with the U.S. Department of Housing and Urban Development (“HUD”) alleging that MGIC violated the Fair Housing Act and discriminated against the complainant on the basis of her sex and familial status when MGIC underwrote her loan for mortgage insurance. In May 2011, HUD commenced an administrative action against MGIC and two of its employees, seeking, among other relief, aggregate fines of $48,000. The HUD complainant elected to have charges in the administrative action proceed in federal court and on July 5, 2011, the U.S. Department of Justice (“DOJ”) filed a civil complaint in the U.S. District Court for the Western District of Pennsylvania against MGIC and these employees on behalf of the complainant. The complaint seeks redress for the alleged housing discrimination, including compensatory and punitive damages for the alleged victims and a civil penalty payable to the United States. MGIC denies that any unlawful discrimination occurred and disputes many of the allegations in the complaint.

In October 2010, a separate purported class action lawsuit was filed against MGIC by the HUD complainant in the same District Court in which the DOJ action is pending alleging that MGIC discriminated against her on the basis of her sex and familial status when MGIC underwrote her loan for mortgage insurance. In May 2011, the District Court granted MGIC’s motion to dismiss with respect to all claims except certain Fair Housing Act claims.

MGIC intends to vigorously defend itself against the allegations in both the class action lawsuit and the DOJ lawsuit. Based on the facts known at this time, we do not foresee the ultimate resolution of these legal proceedings having a material adverse effect on us.

A Consolidated Class Action Complaint (the “Complaint”) was filed against us on June 22, 2009 in which it appears the allegations are that we and our officers named in the Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about (i) loss development in our insurance in force, and (ii) C-BASS, including its liquidity. On December 8, 2010, the Complaint was dismissed with prejudice and the plaintiff appealed the dismissal to an appellate court.   On June 6, 2011, the plaintiff filed a motion for relief from the judgment of dismissal with the court that entered that judgment on the ground of newly discovered evidence consisting of transcripts the plaintiff obtained of testimony taken by the Securities and Exchange Commission in its now-terminated investigation regarding C-BASS. We are opposing this motion and the matter is awaiting decision by that court. We are unable to predict the outcome of these consolidated cases or estimate our associated expenses or possible losses. Other lawsuits alleging violations of the securities laws could be brought against us. Please refer to our Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010 and in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 for additional procedural history of this matter.

Several law firms have issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations.

With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

On December 17, 2009, Countrywide filed a complaint for declaratory relief against MGIC. This complaint alleges that MGIC has denied, and continues to deny, valid mortgage insurance claims submitted by Countrywide and says it seeks declaratory relief regarding the proper interpretation of the insurance policies at issue. On October 18, 2011, the court before which this case was pending entered an order staying the litigation in favor of an arbitration proceeding that we commenced against Countrywide on February 24, 2010. We commenced this arbitration action against Countrywide seeking a determination that MGIC was entitled to deny and/or rescind coverage on the loans involved in the arbitration action, which were insured through the flow channel and numbered more than 1,400 loans as of the filing of the action.  Countrywide has asserted various defenses to the relief sought by MGIC in the arbitration and also has sought damages as a result of purported breaches of insurance policies issued by MGIC and additional damages, including exemplary damages, on account of MGIC’s purported breach of an implied covenant of good faith and fair dealing. Countrywide and MGIC have each selected 12 loans for which a three-member arbitration panel will determine coverage.  While the panel’s determination will not be binding on the other loans at issue, the panel will identify the issues for these 24 “bellwether” loans and strive to set forth findings of fact and conclusions of law in such a way as to aid the parties to apply them to the other loans at issue.  The hearing before the panel on the bellwether loans that had previously been scheduled to begin in May 2012 has been postponed to September 2012.

Please refer to our Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010 and in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 for additional procedural history of the Countrywide court proceedings as well as the arbitration proceedings.

From January 1, 2008 through September 30, 2011, rescissions of Countrywide-related loans mitigated our paid losses on the order of $400 million. This amount is the amount we estimate we would have paid had the loans not been rescinded.  On a per loan basis, the average amount that we would have paid had the loans not been rescinded was approximately $71,500.  At September 30, 2011, 38,099 loans in our primary delinquency inventory were Countrywide-related loans (approximately 21% of our primary delinquency inventory).  Of these 38,099 loans, some will cure their delinquency and the remainder will either become paid claims or will be rescinded.  From January 1, 2008 through September 30, 2011, of the claims on Countrywide-related loans that were resolved (a claim is resolved when it is paid or rescinded; claims that are submitted but which are under review are not resolved until one of these two outcomes occurs), approximately 77% were paid and the remaining 23% were rescinded. We do not believe that the settlement agreement announced in June 2011 between Bank of America and certain investors in certain Countrywide residential mortgage backed securities will have a material impact on our Countrywide rescissions, if it becomes effective.

The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. Because our rescission practices with Countrywide do not differ from our practices with other servicers with which we have not entered into settlement agreements, an adverse result in the Countrywide proceeding may adversely affect the ultimate result of rescissions involving other servicers and lenders.  From January 1, 2008 through September 30, 2011, we estimate that total rescissions mitigated our incurred losses by approximately $3.1 billion, which included approximately $2.5 billion of mitigation on paid losses, excluding $0.6 billion that would have been applied to a deductible. At September 30, 2011, we estimate that our total loss reserves were benefited from rescissions by approximately $0.8 billion.

We intend to defend MGIC against Countrywide’s complaint and arbitration response, and to pursue MGIC’s claims in the arbitration, vigorously. However, we are unable to predict the outcome of these proceedings or their effect on us. Also, although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, we have not accrued any reserves that would reflect an adverse outcome in this proceeding.  An accrual for an adverse outcome in this (or any other) proceeding would be a reduction to our capital.  In this regard, see “—Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

In addition to the rescissions at issue with Countrywide, we have a substantial pipeline of claims investigations (including investigations involving loans related to Countrywide) that we expect will eventually result in future rescissions. In 2010, we entered into a settlement agreement with a lender-customer regarding our rescission practices. We continue to discuss with other lenders their objections to material rescissions and have reached settlement terms (which are subject to GSE approval) with several of our significant lender customers.  In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount.   For additional information about rescissions as well as the rescission settlement agreements, see “— Our losses could increase if rescission rates decrease faster than we are projecting or we do not prevail in proceedings challenging whether our rescissions were proper.”

MGIC and Freddie Mac disagree on the amount of the aggregate loss limit under certain pool insurance policies insuring Freddie Mac that share a single aggregate loss limit. The aggregate loss limit is approximately $535 million higher under Freddie Mac’s interpretation than under our interpretation. We account for losses under our interpretation although it is reasonably possible that were the matter to be decided by a third party our interpretation would not prevail. The differing interpretations had no effect on our results until the second quarter of 2011. For the second and third quarters of 2011, our incurred losses would have been $126 million higher in the aggregate had they been recorded based on Freddie Mac’s interpretation, and our capital and Capital Requirements would have been negatively impacted at each quarter end. See our risk factor titled, “Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” We expect the incurred losses that would have been recorded under Freddie Mac’s interpretation will continue to increase in future quarters. We are discussing the disagreement with Freddie Mac in an effort to resolve it.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with generally accepted accounting principles in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions.  We rescind policies and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings, including those with Countrywide, or from ongoing disagreements over the interpretation of our policy, including those with Freddie Mac related to the computation of the aggregate loss limit under a pool insurance policy.  For more information regarding our legal proceedings with Countrywide and the Freddie Mac disagreement, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation (the “FDIC”) and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010 and the first three quarters of 2011, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion and $1.4 billion, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate will be.  For internal reporting purposes, we assume approximately 50% of those modifications will ultimately re-default, and those re-defaults may result in future claim payments.  Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred.  Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency.

We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 13,900 loans in our primary delinquent inventory at September 30, 2011 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled.  Through September 30, 2011 approximately 34,400 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly over time.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction.  Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

The Dodd-Frank Act establishes the Bureau of Consumer Financial Protection to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues.  Such a decline could be caused by, among other things, the definition of “qualified residential mortgages” by regulators implementing the Dodd-Frank Act.  See “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2010 and the first three quarters of 2011, approximately 11% and 9%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company, and

•	Essent Guaranty, Inc.

As noted above, PMI Mortgage Insurance Company ceased writing business as of August 19, 2011 and Republic Mortgage Insurance Company ceased writing business after August 31, 2011. Until recently, the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing new mortgage insurance. Essent has publicly reported that one of its investors is JPMorgan Chase which is one of our customers. The perceived increase in credit quality of loans that are being insured today combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage new entrants. The FHA, which in recent years was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers and rescission of loans that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescission practices shortly after Countrywide ceased doing business with us. See “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future” for more information about this litigation and the arbitration case we filed against Countrywide regarding rescissions. Countrywide and its Bank of America affiliates were the original insured for 12.0% of our flow new insurance written in 2008 and 8.3% of our new insurance written in the first three quarters of 2009.

We believe some lenders assess a mortgage insurer’s financial strength rating as an important element of the process through which they select mortgage insurers. As a result of MGIC’s less than investment grade financial strength rating, MGIC may be competitively disadvantaged with these lenders. MGIC’s financial strength rating from Moody’s is Ba3 with a positive outlook and from Standard & Poor’s is B+ with a negative outlook. It is possible that MGIC’s financial strength ratings could decline from these levels.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing in 2011 in a number of geographic areas. Home values may continue to deteriorate and unemployment levels may remain elevated or increase.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of September 30, 2011, approximately 26.2% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 8.5% had FICO credit scores below 620, and 10.5% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together these exceptions accounted for fewer than 5% of the loans we insured in the second half of 2010 and fewer than 6% of the loans we insured in the first nine months of 2011. A large percentage of the exceptions were made for loans with debt-to-income ratios slightly above our guideline. Beginning in September 2009, we have made changes to our underwriting guidelines that have allowed certain loans to be eligible for insurance that were not eligible prior to those changes and we expect to continue to make changes in appropriate circumstances in the future. Our underwriting guidelines are available on our website at http://www.mgic.com/guides/underwriting.html.

As of September 30, 2011, approximately 2.7% of our primary risk in force written through the flow channel, and 33.5% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of September 30, 2011, the premium deficiency reserve was $146.5 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect foreclosure moratoriums and issues arising from the investigation of servicers’ foreclosure procedures will have on us.

Various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). Recently, various government agencies have been investigating large mortgage servicers and other parties to determine whether they acted improperly in foreclosure proceedings. We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender.  Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim.

Past moratoriums, which were imposed to afford time to determine whether loans could be modified, did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium would do so. Therefore, unless a loan is cured during a moratorium, at the expiration of a moratorium, additional interest and expenses may be due to the lender from the borrower.  For certain moratoriums (e.g., those imposed in order to afford time to modify loans), our paid claim amount may include some additional interest and expenses.  For moratoriums or delays resulting from investigations into servicers and other parties’ actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies.  The various moratoriums and delays may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

In early January 2011, the highest court in Massachusetts, a state in which foreclosures are accomplished by private sale rather than judicial action, held the foreclosure laws of that state required a person seeking to foreclose a mortgage to be the holder of the mortgage at the time notice of foreclosure was published.  The servicers who had foreclosed in this case did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose.  Courts in other jurisdictions have considered similar issues and reached different conclusions. These decisions have not had a direct impact on our claims processes or rescissions.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages.  Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under “—Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” we may be required to raise additional equity capital. Any such future sales would dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. On October 1, 2010, we paid interest that we had previously elected to defer on these debentures.  We continue to have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We also have $345 million principal amount of 5% Convertible Senior Notes outstanding. The Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. We do not have the right to defer interest on these Senior Notes.

While we believe we have settled this matter on a preliminary basis, the Internal Revenue Service had proposed significant adjustments to our taxable income for 2000 through 2007.

The Internal Revenue Service (“IRS”) completed separate examinations of our federal income tax returns for the years 2000 through 2004 and 2005 through 2007 and issued assessments for unpaid taxes, interest and penalties. The primary adjustment in both examinations related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed those adjustments and, in August 2010, we reached a tentative settlement agreement with the IRS.  The settlement agreement is subject to review by the Joint Committee on Taxation of Congress because net operating losses incurred in 2009 were carried back to taxable years that were included in the agreement.  A final agreement is expected to be entered into when the review is complete, although we do not expect there will be any substantive change in the terms of a final agreement from those in the tentative agreement.  We adjusted our tax provision and liabilities for the effects of this agreement in 2010 and believe that they accurately reflect our exposure in regard to this issue.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel II capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision (the “Basel Committee”) developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.

The Basel II provisions related to residential mortgages and mortgage insurance, or other changes to our customers’ capital requirements, may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways.

The discussion above does not reflect the release by the Basel Committee in December 2010 of the nearly final version of Basel III or the subsequent guidance issued.   Basel III will increase the capital requirements of certain banking organizations.  Implementation of Basel III will require formal regulations, which have not yet been proposed by the federal banking agencies and will involve a substantial phase-in period.  We are continuing to evaluate the potential effects of the Basel III guidelines on our business.

Our Australian operations may suffer significant losses.

We committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have reduced our Australian headcount and are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(Unaudited)
		(In thousands, except per share data)
Net premiums written	$255,745	$278,982	$800,607	$830,386

Net premiums earned	$275,094	$296,496	$848,094	$877,622
Investment income	48,898	58,465	160,931	190,192
Realized gains, net	11,405	24,524	38,900	89,180
Total other-than-temporary impairment losses	(253)	—	(253)	(6,052)
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	(253)	—	(253)	(6,052)
Other revenue	2,025	2,840	9,617	8,508

Total revenues	337,169	382,325	1,057,289	1,159,450
Losses and expenses:
Losses incurred	462,654	384,578	1,232,637	1,159,166
Change in premium deficiency reserve	(12,388)	(8,887)	(32,441)	(33,072)
Underwriting and other expenses, net	52,477	57,606	164,070	171,601
Interest expense	25,761	26,702	78,129	72,819

Total losses and expenses	528,504	459,999	1,442,395	1,370,514

Loss before tax	(191,335)	(77,674)	(385,106)	(211,064)
Benefit from income taxes	(26,130)	(26,146)	(34,508)	(33,996)

Net Loss	$(165,205)	$(51,528)	$(350,598)	$(177,068)

Diluted weighted average common shares
outstanding	201,109	200,077	200,983	168,429

Diluted loss per share	$(0.82)	$(0.26)	$(1.74)	$(1.05)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2011	2010	2010
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$6,458,220	$7,458,282	$7,123,031
Cash and cash equivalents	866,614	1,304,154	2,166,101
Reinsurance recoverable on loss reserves (2)	166,874	275,290	299,239
Prepaid reinsurance premiums	1,782	2,637	2,924
Home office and equipment, net	28,527	28,638	28,046
Deferred insurance policy acquisition costs	7,696	8,282	8,172
Other assets	217,590	256,359	359,250

	$7,747,303	$9,333,642	$9,986,763

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$4,791,560	$5,884,171	$6,179,092
Unearned premiums	166,703	215,157	234,178
Premium deficiency reserve	146,525	178,967	160,114
Senior notes	244,259	376,329	377,271
Convertible senior notes	345,000	345,000	345,000
Convertible junior debentures	336,694	315,626	309,227
Other liabilities	327,737	349,337	398,436

Total liabilities	6,358,478	7,664,587	8,003,318
Shareholders’ equity	1,388,825	1,669,055	1,983,445

	$7,747,303	$9,333,642	$9,986,763

Book value per share (3)	$6.90	$8.33	$9.89

(1) Investments include net unrealized gains on securities	199,779	88,424	271,318
(2) Loss reserves, net of reinsurance recoverable on loss reserves	4,624,686	5,608,881	5,879,853
(3) Shares outstanding	201,172	200,450	200,450

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(Unaudited)
		(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$11,152	$24,524	$38,647	$83,128
Income taxes at 35% (1)	—	—	—	—

After tax realized gains	11,152	24,524	38,647	83,128
Weighted average shares	201,109	200,077	200,983	168,429

Diluted EPS contribution from realized gains
and impairment losses	$0.06	$0.12	$0.19	$0.49

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

ADDITIONAL INFORMATION

	Q2 2010		Q3 2010		Q4 2010		Q1 2011		Q2 2011		Q3 2011
New primary insurance written (billions)
Total	$2.7		$3.5		$4.2		$3.0		$3.1		$3.9
Flow	$2.7		$3.5		$4.2		$3.0		$3.1		$3.9
Bulk	$—		$—		$—		$—		$—		$—

New primary risk written (billions)	$0.7		$0.8		$1.0		$0.7		$0.8		$1.0

Product mix as a % of primary flow NIW
>95% LTVs	1%		1%		1%		1%		2%		2%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	13%		31%		46%		37%		16%		20%

Primary IIF (billions) (1)	$202.4		$196.9		$191.3		$186.9		$182.4		$179.0
Flow	$177.1		$172.6		$168.0		$164.3		$160.9		$158.3
Bulk	$25.3		$24.3		$23.3		$22.6		$21.5		$20.7

Prime (620 & >)	$168.3		$163.5		$159.5		$156.4		$153.3		$150.9
A minus (575 - 619)	$11.3		$11.7		$11.2		$10.8		$10.4		$10.1
Sub-Prime (< 575)	$3.0		$3.0		$2.9		$2.8		$2.7		$2.7
Reduced Doc (All FICOs)	$19.8		$18.7		$17.7		$16.9		$16.0		$15.3

Annual Persistency	86.4%		85.7%		84.4%		83.7%		83.3%		83.7%

Primary RIF (billions) (1)	$51.8		$50.4		$49.0		$47.9		$46.8		$46.0
Prime (620 & >)	$42.5		$41.3		$40.3		$39.6		$38.9		$38.3
A minus (575 - 619)	$3.1		$3.2		$3.1		$2.9		$2.8		$2.7
Sub-Prime (< 575)	$0.8		$0.8		$0.8		$0.8		$0.8		$0.8
Reduced Doc (All FICOs)	$5.4		$5.1		$4.8		$4.6		$4.3		$4.2

Risk in force by FICO
FICO 620 & >	91.0%		91.2%		91.3%		91.4%		91.5%		91.5%
FICO 575 - 619	7.0%		6.9%		6.8%		6.7%		6.6%		6.6%
FICO < 575	2.0%		1.9%		1.9%		1.9%		1.9%		1.9%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.6%		25.6%		25.6%		25.6%		25.6%		25.7%
Prime (620 & >)	25.3%		25.3%		25.3%		25.3%		25.3%		25.4%
A minus (575 - 619)	27.2%		27.1%		27.1%		27.1%		27.1%		27.2%
Sub-Prime (< 575)	28.8%		28.7%		28.8%		28.7%		28.8%		28.8%
Reduced Doc (All FICOs)	27.1%		27.2%		27.2%		27.2%		27.1%		27.3%

Average Loan Size (thousands) (1)
Total IIF	$155.86		$155.78		$155.70		$156.01		$156.22		$156.79
Flow	$154.05		$154.14		$154.25		$154.70		$155.13		$155.72
Bulk	$169.84		$168.51		$167.07		$166.25		$164.89		$165.42

Prime (620 & >)	$154.77		$154.90		$155.05		$155.55		$156.03		$156.55
A minus (575 - 619)	$129.49		$131.21		$130.36		$129.97		$129.57		$130.60
Sub-Prime (< 575)	$117.69		$117.73		$117.41		$117.09		$116.73		$120.73
Reduced Doc (All FICOs)	$201.19		$199.36		$198.00		$197.27		$195.71		$196.26

Primary IIF — # of loans (1)	1,298,573		1,263,952		1,228,315		1,197,950		1,167,476		1,141,442
Prime (620 & >)	1,087,418		1,055,731		1,028,507		1,005,244		982,658		964,011
A minus (575 - 619)	87,300		89,414		86,036		83,062		80,231		77,548
Sub-Prime (< 575)	25,505		25,146		24,378		23,647		22,958		22,252
Reduced Doc (All FICOs)	98,350		93,661		89,394		85,997		81,629		77,631

	Q2 2010		Q3 2010		Q4 2010		Q1 2011		Q2 2011		Q3 2011

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	241,244		228,455		223,373		214,724		195,885		184,452
Plus: New Notices	48,181		53,134		50,361		43,195		39,972		44,342
Less: Cures	(47,290)		(43,326)		(43,191)		(45,639)		(35,832)		(34,335)
Less: Paids (including those charged to a deductible or captive)	(10,653)		(11,722)		(12,257)		(13,466)		(13,553)		(12,033)
Less: Rescissions and denials	(3,027)		(3,168)		(3,562)		(2,929)		(2,020)		(1,532)
Ending Delinquent Inventory	228,455		223,373		214,724		195,885		184,452		180,894

Primary claim received inventory included in ending delinquent inventory	19,724		21,306		20,898		17,686		14,504		13,799

Composition of Cures
Reported delinquent and cured intraquarter	10,076		11,438		10,928		14,340		8,996		10,240

Number of payments delinquent prior to cure
3 payments or less	17,042		15,431		16,260		18,438		14,457		12,663
4-11 payments	15,288		11,753		10,520		8,861		7,952		6,840
12 payments or more	4,884		4,704		5,483		4,000		4,427		4,592
Total Cures in Quarter	47,290		43,326		43,191		45,639		35,832		34,335

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	8		17		9		14		26		55
4-11 payments	1,348		1,224		1,227		1,663		1,848		1,317
12 payments or more	9,297		10,481		11,021		11,789		11,679		10,661
Total Paids in Quarter	10,653		11,722		12,257		13,466		13,553		12,033

Aging of Primary Delinquent Inventory
Consecutive months in default
3 months or less	35,838	16%	39,516	18%	37,640	18%	27,744	14%	30,107	16%	33,167	18%
4-11 months	71,089	31%	60,472	27%	58,701	27%	57,319	29%	48,148	26%	45,110	25%
12 months or more	121,528	53%	123,385	55%	118,383	55%	110,822	57%	106,197	58%	102,617	57%

Number of payments delinquent
3 payments or less	49,308	22%	52,056	23%	51,003	24%	40,680	21%	40,968	22%	43,312	24%
4-11 payments	80,224	35%	70,681	32%	65,797	31%	61,060	31%	51,523	28%	47,929	26%
12 payments or more	98,923	43%	100,636	45%	97,924	45%	94,145	48%	91,961	50%	89,653	50%

Primary IIF — # of Delinquent Loans (1)	228,455		223,373		214,724		195,885		184,452		180,894
Flow	172,057		169,259		162,621		147,267		139,032		137,084
Bulk	56,398		54,114		52,103		48,618		45,420		43,810

Prime (620 & >)	141,857		139,270		134,787		123,046		115,980		114,828
A minus (575 - 619)	32,384		32,843		31,566		28,073		26,878		26,600
Sub-Prime (< 575)	11,782		11,465		11,132		10,053		9,725		9,562
Reduced Doc (All FICOs)	42,432		39,795		37,239		34,713		31,869		29,904

Primary IIF Delinquency Rates (1)	17.59%		17.67%		17.48%		16.35%		15.80%		15.85%
Flow	14.97%		15.11%		14.94%		13.87%		13.40%		13.49%
Bulk	37.89%		37.58%		37.36%		35.81%		34.91%		35.02%

Prime (620 & >)	13.05%		13.19%		13.11%		12.24%		11.80%		11.91%
A minus (575 - 619)	37.10%		36.73%		36.69%		33.80%		33.50%		34.30%
Sub-Prime (< 575)	46.19%		45.59%		45.66%		42.51%		42.36%		42.97%
Reduced Doc (All FICOs)	43.14%		42.49%		41.66%		40.37%		39.04%		38.52%

	Q2 2010		Q3 2010		Q4 2010		Q1 2011		Q2 2011		Q3 2011

Reserves
Primary (2)
Direct Loss Reserves (millions)	$5,699		$5,460		$5,146		$4,766		$4,504		$4,403
Average Direct Reserve Per Default	$24,946		$24,444		$23,966		$24,331		$24,416		$24,342
Pool
Direct Loss Reserves (millions)	$684		$712		$730		$697		$570		$379
Ending Delinquent Inventory	42,872		43,168		43,329		40,769		36,552		33,792
Pool claim received inventory included in ending delinquent inventory	2,023		2,196		2,510		2,615		1,836		1,345
Other Gross Reserves (millions) (6)	$6		$7		$8		$8		$9		$10

Net Paid Claims (millions) (1) (3)	$580		$588		$631		$687		$818		$751
Flow	$395		$448		$487		$540		$562		$475
Bulk	$144		$123		$111		$106		$115		$137
Pool — with aggregate loss limits	$43		$48		$49		$69		$167		$138
Pool — without aggregate loss limits	$1		$1		$2		$3		$3		$6
Reinsurance	$(22)		$(51)		$(36)		$(48)		$(44)		$(20)
Other (6)	$19		$19		$18		$17		$15		$15
Reinsurance terminations (3)	$—		$(35)		$(3)		$(1)		$(2)		$(36)

Prime (620 & >)	$339		$368		$405		$451		$472		$419
A minus (575 - 619)	$70		$63		$70		$76		$77		$68
Sub-Prime (< 575)	$20		$19		$17		$19		$20		$17
Reduced Doc (All FICOs)	$110		$121		$106		$100		$108		$108

Primary Average Claim Payment (thousands) (1)	$50.9		$48.8		$48.8		$47.9		$49.9		$50.9
Flow	$47.1		$46.6		$46.2		$45.9		$47.9		$48.0
Bulk	$65.9		$59.1		$64.3		$61.7		$62.3		$64.2

Prime (620 & >)	$48.4		$46.1		$47.0		$46.7		$48.3		$49.5
A minus (575 - 619)	$45.8		$42.7		$44.8		$43.2		$46.0		$46.1
Sub-Prime (< 575)	$43.5		$43.8		$42.7		$42.8		$46.7		$43.9
Reduced Doc (All FICOs)	$68.9		$67.3		$63.1		$61.9		$63.0		$63.9

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing	20.2%		18.4%		17.8%		17.2%		16.8%		14.4%
% Quarterly NIW subject to risk sharing	4.9%		5.4%		5.8%		5.3%		4.8%		5.6%
Premium ceded (millions)	$18.9		$15.5		$14.2		$13.7		$13.3		$11.4
Captive trust fund assets (millions) (3)	$568		$540		$510		$486		$451		$392

Captive Reinsurance Ceded Losses Incurred — Flow Only (millions)	$21.2		$40.2		$19.4		$11.8		$12.9		$17.4
Active excess of Loss
Book Year
2005	$2.5		$4.4		$5.4		$1.8		$2.3		$4.4
2006	$1.5		$3.1		$2.9		$1.4		$0.7		$1.6
2007	$3.2		$5.0		$5.3		$2.8		$0.7		$0.9
2008	$1.7		$2.7		$2.0		$1.8		$2.2		$2.3
Active quota Share
Book Year
2005	$0.8		$3.7		$0.8		$0.9		$1.3		$1.0
2006	$2.2		$5.3		$—		$0.3		$1.4		$1.2
2007	$8.1		$13.6		$2.3		$3.0		$2.5		$4.2
2008	$1.2		$2.9		$(0.1)		$(0.2)		$1.5		$1.1
2009	$—		$0.1		$—		$—		$—		$—
Terminated agreements	$—		$(0.6)		$0.8		$—		$0.3		$0.7

	Q2 2010		Q3 2010		Q4 2010		Q1 2011		Q2 2011		Q3 2011

Other:
Direct Pool Risk in Force (millions)
With aggregate loss limits	$1,389		$1,219		$1,154		$1,078		$905		$770
Without aggregate loss limits	$1,773		$1,681		$1,532		$1,398		$1,324		$1,260

Mortgage Guaranty Insurance Corporation — Risk to Capital	17.8:1		17.7:1		19.8:1		19.7:1		20.4:1		22.2:1	(4)
Combined Insurance Companies — Risk to Capital	20.6:1		20.6:1		23.2:1		23.0:1		23.4:1		24.0:1	(4)

GAAP loss ratio (insurance operations only) (5)	103.5%		129.7%		154.0%		107.6%		161.6%		168.2%
GAAP expense ratio (insurance operations only)	15.0%		16.6%		15.4%		16.2%		16.5%		16.4%

Note: For the information presented for the third quarter of 2010, the FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” For the information presented in the second quarter of 2010 and before, the FICO score for a loan with multiple borrowers was the income weighted average of the “decision FICO scores” for each borrower. A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used. This change made our reporting consistent with the FICO credit scores that we use for underwriting purposes.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	In periods prior to the fourth quarter of 2010 an estimate of premium to be refunded in conjunction with claim payments was included in Loss Reserves. In the fourth quarter of 2010, we reclassified this liability to Other Liabilities and Premium Deficiency Reserve on the Balance Sheet. The reclassification of amounts related to prior periods approximated $92.0 million.

(3)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(4)	Preliminary

(5)	As calculated, does not reflect any effects due to premium deficiency.

(6)	Includes Australian operations